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                        EXHIBIT 99.B5

                INVESTMENT ADVISORY AGREEMENT
                           BETWEEN
           AMERICAN NATIONAL GROWTH FUND, INC. AND
          SECURITIES MANAGEMENT AND RESEARCH, INC.

   THIS AGREEMENT made and entered into this 30th day of November, 1989, by and between AMERICAN NATIONAL GROWTH FUND, INC. a MARYLAND Corporation (hereinafter referred to as the "Fund"), and SECURITIES MANAGEMENT AND RESEARCH, INC., a Florida Corporation (hereinafter referred to as the "Adviser").

   In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Adviser shall act as investment adviser for the Fund and shall, in such capacity, supervise the investment and reinvestment of the cash, securities and other properties comprising the assets of the Fund, subject at all times to the policies and approval of the Board of Directors of the Fund.

   2. In carrying out its obligations under paragraph 1. hereof, Adviser shall:

   (a) Obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolio of the Fund, and whether concerning the individual companies whose securities are included in the Fund's portfolio, or the industries in which they engage, or with respect to securities which the Adviser considers desirable for inclusion in the Fund's portfolio.

   (b) Determine what industries and companies shall be represented in the Fund's portfolio and regularly report them to the Board of Directors of the Fund.

   (c) Formulate and implement programs for the purchases and sales of the securities of such companies and regularly report thereon to the Board of Directors of the Fund; and

   (d) Take, on behalf of the Fund, all actions which appear to the Adviser necessary to carry into effect such purchase and sale programs and supervisory functions, including the placing of orders for the purchase and sale of portfolio securities.

   The Adviser, as agent for the Fund, shall keep the Fund's books of account. In compliance with the requirements of the rules and regulations of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, the Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by such rules and regulations any such records as are required to be maintained.

   3. Except for those investment-related expenses hereafter expressly reserved to the Fund, the Adviser will furnish all investment-related management, executive, administrative and operational services reasonably necessary to the Fund, either by furnishing the same directly to the Fund or by reimbursing the Fund for any such investment-related expense not so excepted but paid by the Fund. The investment-related services and materials to be furnished by Adviser include without limitation:

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   (a)  The services of all persons necessary to perform the executive, administrative, clerical and bookkeeping functions for the Fund's investment operations; and

   (b) Suitable office space, necessary office equipment and utilities required in connection with the Fund's investment operations.

   4. The investment-related expenses reserved to the Fund are as follows:

   (a) Commissions and other expenses incidental to portfolio transactions;

   (b) The charges of the custodian for the Fund's assets (including the sums, if any, charged to the Fund by such custodian for keeping books and similar services with respect to the custodianship of such assets);

   (c)  Taxes;

   (d) Related fees and expenses of the Fund's auditors, the Fund's legal counsel and counsel for the not "interested" directors; and

   (e)  The fees to the Adviser set forth below in paragraph 5.

      5. As its sole compensation for the services, expenses, facilities and materials supplied to the Fund hereunder, the Fund shall pay to the Adviser a monthly advisory fee payable as soon as practicable after the last day of each Monthly Period as defined below. The advisory fee shall be composed of a basic advisory fee ("Basic Advisory Fee") and a performance adjustment to the Basic Advisory Fee. The performance adjustment to the Basic Advisory Fee shall be based upon the investment performance of the Fund compared to the Lipper Growth Fund Index (the "Lipper Index") published by Lipper Analytical Services, Inc. The Basic Advisory Fee will be computed as follows:

                              BASIC ADVISORY FEE

            The Basic Advisory Fee shall be computed each Monthly Period by applying to the average daily net asset value of the Fund (computed in the manner set forth herein) determined each day throughout the Monthly Period one-twelfth (1/12th) of the annual rate as follows:

            On the Portion of the Fund's        Basic Advisory Fee
            Average Daily Net Assets            Annual Rate
            ----------------------------        -------------------

            Not exceeding $100,000,000             .750 of 1%

            Exceeding $100,000,000 but
            not exceeding $200,000,000             .625 of 1%

            Exceeding $200,000,000 but
            not exceeding $300,000,000             .500 of 1%

            Exceeding $300,000,000                 .400 of 1%

            The average daily net asset value of the Fund shall be computed by adding the net asset values computed by the Adviser each day during the month and dividing the resulting total by the number of days in the month. The net asset value per share of Fund shares shall be determined each day by adding the market value of its portfolio securities and other assets,


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      subtracting liabilities and dividing the result by the
      number of Fund shares outstanding. Expense and fees of the Fund, including the advisory and administrative service fee, will be accrued daily and taken into account in determining net asset value.

            The investment advisory fee for each month shall be payable as soon as practicable after the last business day of such month.

                 PERFORMANCE ADJUSTMENT OF BASIC ADVISORY FEE

            The Basic Advisory Fee annual rate will be adjusted each Monthly Period by adding to or subtracting from such rate, when appropriate, the applicable performance adjustment rate percentage shown in the table below. The resulting advisory fee rate will then be applied to the average daily net asset value of the Fund for the succeeding Monthly Period. The advisory fee for such Monthly Period will be one-twelfth (1/12th) of the resulting dollar figure.

            The performance adjustment rate shall vary with the Fund's performance as compared to the Lipper Index as shown by the following table:

                      Percentage
                  Performance Compared                   Performance
                     To Lipper Index                   Adjustment Rate
                  --------------------                 ---------------

                  0.10% to 0.99% above                    +0.02%
                  1.00% to 1.99% above                    +0.04%
                  2.00% to 2.99% above                    +0.06%
                  3.00% to 3.99% above                    +0.08%
                  4.00% to 4.99% above                    +0.10%
                  5.00% to 5.99% above                    +0.12%
                  6.00% to 6.99% above                    +0.14%
                  7.00% to 7.99% above                    +0.16%
                  8.00% to 8.99% above                    +0.18%
                  9.00% and above                         +0.20%


                      Percentage
                  Performance Compared                   Performance
                    To Lipper Index                    Adjustment Rate
                  --------------------                 ----------------

                  0.10% to 0.99% below                    -0.02%
                  1.00% to 1.99% below                    -0.04%
                  2.00% to 2.99% below                    -0.06%
                  3.00% to 3.99% below                    -0.08%
                  4.00% to 4.99% below                    -0.10%
                  5.00% to 5.99% below                    -0.12%
                  6.00% to 6.99% below                    -0.14%
                  7.00% to 7.99% below                    -0.16%
                  8.00% to 8.99% below                    -0.18%
                  9.00% and below                         -0.20%


            The performance period will be calculated as of the last Thursday of each January through November and the last business day of each December. The time period between the


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      last business day in December and the last Thursday in January, the ten
      (10) time periods between the last Thursday in January through October and the last Thursday of the immediately succeeding month, and the time period between the last Thursday in November and the last business day in December shall be referred to herein as the "Monthly Periods". The performance period which forms the basis for each monthly fee adjustment calculation shall end on each such last Thursday and last business day and shall be the immediately preceding thirty-five (35) Monthly Periods plus the current Monthly Period.

            To determine how the Fund's performance compares to the Lipper Index, the Adviser will determine a monthly percentage change for the Fund and for the Lipper Index. These percentage changes will be calculated for each Monthly Period other than January by dividing the year-to-date percentage changes through the end of each of the Monthly Periods by the year-to-date percentage changes through the end of the preceding Monthly Period. The monthly percentage and the year-to-date percentage change for January will always be the same and will not have to be calculated separately. A cumulative percentage change for the Performance Period will then be calculated by compounding the monthly percentage changes for the preceding thirty-five (35) Monthly Periods and multiplying that product by the current Monthly Period's percentage change. After such cumulative percentage change has been calculated for the Fund and the Lipper Index, such percentage changes are then compared. The percentage differential resulting from such comparison shall be the percentage used in the Percentage Performance Compared To Lipper Index table above.

            The adjustment to the Basic Advisory Fee will not be cumulative. An increased fee will result even though the performance of the Fund over some period of time shorter than the Performance Period has been behind that of the Lipper Index, and ,conversely, a reduction in the Basic Advisory Fee will be made for a month even though the performance of the Fund over some period of time shorter than the Performance Period has been ahead of that of the Lipper Index.

            As indicated above, the Fund's expenses (including the monthly Basic Advisory Fee) will be accrued daily. The performance adjustment for each performance fee period will be computed monthly and accrued daily in the subsequent monthly period and taken into account in computing the daily net asset value of a Fund share. However, expenses in excess of the maximum expense limitation shall not be accrued for the purpose of computing the daily net asset value of a Fund share.

            In the case of termination of this Agreement during any Monthly Period, the fee for that Monthly Period shall be reduced proportionately on the basis of the number of business days during which it is in effect for that Monthly Period. The fee rate will be computed on the basis of and applied to net assets averaged over that Monthly Period ending on the last business day on which this Agreement is in effect. The amount of any performance adjustment to the Basic Advisory Fee will be computed on the basis of the thirty-six (36) Monthly Periods ending on the last business day on which this Agreement is in effect provided that if this Agreement has been in effect less than thirty-six (36) Monthly Periods, the computation will be made on the basis of the period of time during which it has been in effect.

            The investment advisory fee for each month shall each be payable as soon as practicable after the last business day of such month.

      6. Advisor is affiliated with American National Insurance Company, a Texas insurance corporation ("American National"). Adviser has entered into a contract dated January 1, 1987 with American National pursuant to which contract American National will furnish certain personnel,


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investment information and resources, services, equipment, materials and facilities to Adviser, some of which will or may be used by Adviser in meeting its obligations to the Fund hereunder.

      7. Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to the Articles of Incorporation and the current prospectus of the Fund, as well as any directives of the Board of Directors of the Fund, the Executive Committee of said Board, any other committee or committees of the Fund acting pursuant to authority of the Board, or any officer of the Fund acting pursuant to like authority.

      8. In carrying out its obligations under this Agreement, Adviser shall at all times conform to:

      (a) All applicable provisions of the Investment Company Act of 1940, as amended, and any rules and regulations adopted thereunder;

      (b) The provisions of the Articles of Incorporation of the Fund as amended from time to time;

      (c) The provisions of the By-Laws of the Fund as amended from time to time;

      (d) The provisions of the registration statements of the Fund under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time; and

      (e)   Any other applicable provisions of state or federal laws.

      In connection with purchases or sales of portfolio securities for the account of the Fund neither the Adviser nor any officer or director of the Adviser shall act as a principal or receive any commission other than its compensation provided for in paragraph 5. hereof.

      9. The Adviser shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

      10. This Agreement shall become effective on the date set forth above and shall continue in effect until August 15, 1990. Thereafter, this Agreement will continue in effect for additional one year periods only so long as such continuance is specifically approved at least annually by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund, and in either case by the specific approval of a majority of the directors who are not parties to such contract or agreement, or "interested" persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, the term "interested" persons for this purpose having the meaning defined in Section 2 (a)(19) of the Investment Company Act of 1940, as amended.

      11. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Adviser, on sixty (60) days' written notice to the other party.

      12. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2 (a)(4) of the Investment Company Act of 1940.


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      13.   Any notice under this Agreement shall be in writing addressed and delivered or mailed postage paid to the other party, at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser for this purpose shall be One Moody Plaza, Galveston, Texas 77550.

      14. No amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the Fund.

      15. This Investment Advisory Agreement is separate and distinct from, and neither affects nor is affected by, the Underwriting Agreement to be entered into between the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

                              AMERICAN NATIONAL GROWTH FUND, INC.



                              By:   STEVEN H. STUBBS
                                    Steven H. Stubbs, President





                              SECURITIES MANAGEMENT AND RESEARCH, INC.



                              By:   BEN A. HOCK, JR.
                                    Ben A. Hock, Jr.
                                    Senior Vice President











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